Exhibit 1a.12

Gus W. Flangas	3275 South Jones Boulevard	Of Counsel:
Dimitri P. Dalacas *	Suite 105
	Las Vegas, Nevada 89146	John R. McMillan
K. Gus Vlahadamis ‡
Jessica K. Peterson **	Telephone: (702) 307-9500
Facsimile: (702) 382-9452

	mvw.fdlawlv.com	* Also licensed in California
** Also licensed in Michigan

‡Licensed in Texas and Wisconsin only

mailto:jrm,@fdlawlv.com

December 9, 2015

Via U.S. Mail and E-mail

Mr. George Pursglove

Chief Executive Officer

Advanced Predictive Analytics Holdings, Inc.

3405 Colony Plaza

Newport Beach, CA 92660

Re: Form 1-A+ Tier 2 Offering Circular

Dear Mr. Pursglove:

You have requested that I furnish you with the firm’s legal opinion with respect to the legality of the following described securities of Advanced Predictive Analytics Holdings, Inc., (the “Company”) offered by the Form 1-A+ Tier 2 Offering Circular being filed with the Securities and Exchange Commission for the purpose of offering such securities under the Securities Act of 1933:

1. One Thousand Five year Unsecured, Convertible 8% Promissory Notes convertible into the Company’s common stock (“Notes”).

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, the Form 1-A/Offering Circular, as well as such other documents and records as we deemed relevant in order to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted as conformed, photostatic or facsimile copies.

Based on the foregoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is our opinion that the Notes when issued pursuant to this offering will be a legally binding obligation on the Company.

Mr. George Pursglove

Chief Executive Officer

Advanced Predictive Analytics Holdings, Inc.

December 9, 2015

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the laws of the State of Nevada without reference to conflict of laws and matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of the opinion with the Securities and Exchange Commission as an exhibit to the Form 1-A/Offering Circular and further consent to use of the firm’s name and my name in the Form 1-A/Offering Circular.

Sincerely,

Flangas Dalacas Law Group